Exhibit 10.27

January 3rd, 2020

Hand Delivery

Dear Nick:

Infinera Corporation (the “Company” or “Infinera”) is pleased to extend to you an offer to serve as the Company’s Senior Vice President, Worldwide Sales, reporting to Tom Fallon, Infinera’s Chief Executive Officer. Subject to your acceptance of this offer, effective January 5, 2020, and contingent on you complying with the requirements set forth herein, you will be promoted to the position of Senior Vice President, Worldwide Sales. This is a full-time, exempt, professional position based in Infinera’s Sunnyvale, California headquarters.
Duties: As Senior Vice President, Worldwide Sales, you will have the duties and responsibilities commensurate with and customarily associated with such position, including such duties and responsibilities as reasonably assigned by Infinera’s Chief Executive Officer. You will devote substantially all of your time, attention and skill to such duties, except during any paid vacation and other excused absence periods, and will use your best efforts to promote the success of Infinera’s business.
For the duration of your term of employment with Infinera, you agree not to (a) actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or (b) render commercial or professional services of any nature to any person or organization, whether or not for compensation, in each case, without the prior approval of the Chief Executive Officer.
Work Authorization: Infinera conditions this offer upon you continuing to have work eligibility in the U.S. and providing appropriate documentation of authorization to work in the U.S. Infinera will apply in good faith to secure and support an applicable employment visa (or extension of an existing visa) that will authorize you to continue working in the U.S. In the event Infinera is unable to secure the issuance of appropriate work authorization, Infinera has the right to withdraw this offer.
Salary: The bi-weekly salary for this position will be $14,423.08, which is equivalent to $375,000 on an annualized basis, less deductions and withholdings required by law. Your salary will be paid every two weeks in accordance with Infinera’s normal payroll practices.
Bonus Plan: For fiscal year 2020, you also will be eligible to receive an annual target bonus of 75% of your annual base salary upon achievement of performance objectives to be determined by the Board of Directors of Infinera (the “Board”) or the Compensation Committee of the Board (the “Committee”), in its sole discretion. Following the end of each performance period, the Board or Committee, in its respective discretion, will determine the extent to which the performance objectives relating to the bonus for that period were achieved and the extent to which the bonus becomes earned for that period. For any fiscal period for which you earn a bonus, you must be employed through the date that it is paid. Any earned bonus will be paid at the same time such bonuses are paid to other senior executives of Infinera, which is expected to occur during the quarter following the completion of the respective period to which such performance relates.
Benefits: As an employee of Infinera, you may be eligible to participate in certain employee benefit arrangements, including a 401(k)-retirement savings plan, ESPP, health, dental, vision, disability and life insurance and a flexible spending plan, all in accordance with the terms and conditions of the applicable

Exhibit 10.27

arrangement. Infinera reserves the right to modify or terminate its benefit arrangements it offers to its employees at any time and from time to time as it deems necessary or appropriate.
Equity Awards: Subject to the approval of the Committee and compliance with applicable securities laws, it will be recommended that you be granted an equity award of 47,100 restricted stock units (“RSUs”). Each RSU represents the right to receive one share of Infinera common stock. The RSUs will be subject to the terms and conditions of the Infinera 2016 Equity Incentive Plan (the “Equity Plan”) and standard form of RSU agreement. The RSUs will be scheduled to vest as to one-third of the RSUs on the one-year anniversary of the vesting commencement date and as to one-twelfth of the RSUs per quarter over the succeeding two year period, subject to you remaining a service provider of Infinera through each applicable vesting date. The vesting commencement date shall be the 5th day of the calendar month following the date your award is granted by the Committee.
Subject to the approval of the Committee and compliance with applicable securities laws, it will be recommended that you be granted an equity award of 47,100 performance shares (“PSAs”).  Each PSA represents the right to receive one share of Infinera common stock.  The PSAs will be subject to the terms and conditions of the Equity Plan and standard form of PSA agreement. Subject to achievement of one or more financial performance objectives to be determined by the Committee in its discretion, the PSAs will vest based on meeting such performance-based objectives and are expected to include a time-based requirement should the performance objective be met before the performance period established by the Committee is completed. Vesting is subject to you remaining a service provider of Infinera through each applicable vesting date.
Severance: Subject to the approval of the Committee, you will be eligible to enter into Infinera’s standard form of Change of Control Severance Agreement for Section 16 officers. Further, you will be eligible to receive severance benefits under Infinera’s Executive Severance Policy in the event you incur a qualifying termination in accordance with the terms and conditions thereof as in effect at the time of any such termination.
Conditions to Offer of Employment: Infinera conditions this offer upon your providing appropriate documentation of authorization to work in the United States. Additionally, some customers may require that employees performing services for that customer undergo additional and ongoing background checks and drug tests. Depending on your position at Infinera, your continued employment at Infinera may be subject to your undergoing such checks and tests.
Policies: You acknowledge that you will comply with and be subject to all Infinera policies, guidelines and processes in effect throughout your employment, including but not limited to Infinera’s Code of Business Conduct and Ethics, Insider Trading Policy, and Executive Clawback Policy. You acknowledge that Infinera may implement, modify or revoke Infinera’s policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.
At-Will Employment: If you accept this offer, your employment with Infinera will be “at-will”. This means that your employment with Infinera will not last for any specific period of time and either you or Infinera can terminate your employment without notice and for any reason or for no reason at all. This letter will reflect the final, total and complete agreement between you and Infinera regarding how your employment may be terminated. No other agreements exist regarding the subject of termination, except as referenced herein. Even though your job duties, title, compensation and benefits, as well as Infinera’s personnel policies and procedures, may change from time to time during your tenure with Infinera, neither you nor Infinera can change the “at-will” nature of your employment, unless you and the Chief Executive Officer of Infinera sign a written agreement that explicitly changes your status as an “at-will” employee. Further, upon termination of your employment with Infinera for any reason, you will be deemed to have resigned from all officer and/or director positions held at Infinera and its affiliates voluntarily, without any further required action by you, as of the end of your employment and you, at Infinera’s request, will execute any documents reasonably necessary to reflect your resignation.

Exhibit 10.27

We wish to impress on you that you must not bring to Infinera any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with Infinera, or violate any other obligation to your former employers.
By accepting this offer, you agree to start in your new position as Senior Vice President, Worldwide Sales of Infinera on January 5, 2020. To indicate your acceptance of Infinera's offer, please sign and date this letter in the space provided below and return one copy to Brett Hooper by January 3, 2019. This offer will lapse if you do not accept by that date. This letter supersedes and replaces any and all prior agreements or representations, whether oral or in writing, concerning your employment with Infinera, including without limitation your letter agreement with Infinera dated February 1, 2019 (the “February 2019 Letter”) and your Terms and Conditions of Employment with Infinera Limited (UK) dated May 10, 2015. For the avoidance of doubt, if you accept this offer, on February 1, 2020, Infinera will forgive the relocation advances made to you as originally contemplated under the February 2019 Letter.
Electronic Signatures; Counterparts: This letter agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument. Electronic form signatures shall be treated as original signatures for the purpose of enforcing this letter agreement.
We are excited by the prospect of you taking on this new key role at Infinera and look forward to working with you! If you have any questions, please feel free to contact me.

Sincerely,

Brett Hooper
Chief Human Resources Officer
Infinera

I, _________________________________, have read this letter and understand its terms. By signing below, I accept the offer of employment this letter makes and acknowledge and agree to the terms and conditions set forth in this letter.
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